THIS OPTION HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE IN THE UNITED STATES, OR ANY SECURITIES LAWS OF GERMANY.

                         KONTRON EMBEDDED COMPUTERS AG


                              OPTION TO PURCHASE
                              60,000 BEARER SHARES
                              WITHOUT PAR VALUE

     This Option is issued for value received, in consideration of the execution and delivery of that certain Purchase and Option Agreement, dated as of June 29, 2000 (the "FWRX Agreement") by and among, Fieldworks, Incorporated, a Minnesota corporation ("Fieldworks"), FWRKS Acquisition Corp., a wholly owned susidiary of Kontron Embedded Computers AG, the issuer of this Option, Industrial-Works Holding Co., LLC, a Delaware limited liability company ("Purchaser"). Purchaser for such consideration and its successors or permitted assigns ("Holder"), is entitled to purchase from Kontron Embedded Computers AG, a German corporation (the "Company"), 60,000 fully paid and nonassessable no par bearer shares of the Company (the "Kontron Shares"; the "Company Stock"), in exchange for 2,428,600 shares of Series B Convertible Preferred Stock of Fieldworks and 285,700 shares of Series C Convertible Preferred Stock of Fieldworks held by the Purchaser, which preferred shares are currently convertible into an aggregate of 3,000,000 shares of common stock of Fieldworks (collectively, the "Fieldworks Shares"; the "Exercise Price").

     This Option may be exercised only with respect to all 60,000 Kontron Shares, and only in connection with the closing of the share purchase transactions contemplated by the FWRX Agreement after the exercise of the "First Option" under the FWRX Agreement. This Option may be exercised on or before October 2, 2000 by the Holder at any time following the receipt by Fieldworks of notice that the Company intends to exercise its rights to the First Option under the FWRX Agreement; however, receipt of such notice by Fieldworks creates no obligation on the part of the Holder to exercise this Option. If the transactions contemplated by the FWRX Agreement fail to close on or before November 15, 2000, or if this Option is not exercised on or prior to the Closing Date of such transactions (as defined in the FWRX Agreement)(the "Closing Date"), this Option shall expire and shall be null and void.

     This Option is subject to the following terms and conditions:

     1. Notice of Exercise. If the Holder elects to exercise its rights under
        ------------------
this Option, the Holder shall provide notice to the Company on or prior to October 2, 2000 of its irrevocable intent to exercise this Option in accordance with the procedures described below (the "Notice"). Once given, the Notice shall be irrevocable, and, subject to Section 9, shall create a binding obligation upon the Holder to transfer the Fieldworks Shares to the Company, and upon the Company to issue the Kontron Shares to the Holder in exchange for the Fieldworks Shares. Upon giving Notice to the Company, the Holder may not take any action to transfer, pledge, or otherwise encumber or dispose of, the Fieldworks Shares subject to the notice except in connection with this Option, unless the transactions contemplated hereby fail to close.

          2.  Exercise. Following delivery of the Notice, the rights represented
              --------
by this Option shall be exercised by the Holder, for the full number of the Kontron Shares only, by delivery to the Company (or its designated representative) on the Closing Date of payment to the Company in the form of one or more stock certificates representing the Fieldworks Shares, with stock powers properly endorsed and signatures guaranteed, in full payment of the Exercise Price for the Kontron Shares. The Kontron Shares shall be deemed to be issued as of the close of business on the Closing Date. Certificates for the Kontron Shares shall be delivered to Holder on the later of the Closing Date and the time Holder delivers the certificates representing the Exercise Price. If not delivered within such time, such certificates shall at Holder's option be replaced by cash having a value equal to the greatest value of the Kontron Shares in the period from the Closing Date to three days after the Closing Date. Holder may, in lieu thereof, require specific performance of Kontron's obligation to delivery Kontron Shares.

          3.  Opinion of Counsel. In connection with the exercise of this
              ------------------
Option, on the Closing Date, (i) the Holder shall deliver to the Company an opinion of Paul, Hastings, Janofsky & Walker LLP, counsel for the Holder, covering the matters described on Exhibit 1; and (ii) the Company shall deliver to the Holder an opinion of counsel to the Company, covering the matters described on Exhibit 2, in each case reasonably satisfactory to the recipient.

          4.  Representations and Warranties of the Company. The Company
              ---------------------------------------------
represents and warrants to Purchaser as follows:


              (a)  Corporate Organization. The Company is a corporation duly
                   ----------------------
organized, validly existing and in good standing under the laws of the Republic of Germany, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and in the places where such properties are now owned, operated and leased or such business is now being conducted.

              (b)  Authorization. The Company has the necessary corporate power
                   -------------
and authority to enter into this Agreement and to assume and perform its obligations hereunder. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by the Supervisory Board of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

          (c)  Transferability of Shares. The Company does not believe that the
               -------------------------
Kontron Shares will be subject to any restrictions on transferability by the applicable securities laws of Germany upon issuance to the Holder. However, to the extent that the transferability of the Kontron Shares is restricted by the applicable securities laws of Germany, the Company shall cause such restrictions to be removed prior to February 2001, and the Kontron Shares shall be freely transferable on the Neuer Markt of the Frankfurter Wertpapierborse by the Holder at that time.

      5.  Shares. All Kontron Shares issuable upon the exercise of the
          ------
rights represented by this Option shall, upon issuance, be duly authorized and issued, fully paid and nonassessable shares. From the date this Option is issued through the date the Option is exercised by the Holder or expires as described above, the Company shall at all times have authorized and reserved for the purpose of issue or transfer upon exercise of the rights evidenced by this Option a sufficient number of shares of Company Stock to provide for the exercise of the rights represented by this Option.

      6.  Adjustment. The Exercise Price shall be subject to adjustment from
          ----------
time to time as hereinafter provided in this Section 6:

          (a) If the Company at any time after the date of this Option divides the outstanding shares of Company Stock into a greater number of shares (whether pursuant to a stock split, stock dividend or otherwise), and conversely, if the outstanding shares of Company Stock are combined into a smaller number of shares, the Exercise Price in effect immediately prior to such division or combination shall be proportionately adjusted to reflect the reduction or increase in the value of each such share of Company Stock

          (b) If any stock dividend , capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of the Company Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for such common stock, then, as a condition of such stock dividend, reorganization, reclassification, consolidation, merger or sale, Holder shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Option and in lieu of the Kontron Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, other securities or assets as would have been issued or delivered to the Holder if Holder had exercised this Option and had received the Kontron Shares immediately prior to such stock dividend, reorganization, reclassification, consolidation, merger or sale. The Company shall not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to Holder at the last address of Holder appearing on the books of the

Company the obligation to deliver to Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, Holder may be entitled to purchase.

        (c) Upon any adjustment of the Exercise Price, Holder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Company Stock obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Kontron Shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

        (d) Upon any adjustment of the Exercise Price in accordance with the foregoing, the Company shall give written notice thereof to Holder, and Company and Holder shall determine the adjusted number of shares of Company Stock that Holder will then be entitled to purchase pursuant to this Option.

  7.    No Rights as Shareholder. This Option does not entitle Holder to any
        ------------------------
voting rights or other rights as a shareholder of the Company.

  8.    Transfer. This Option and all rights hereunder are transferable, in
        --------
whole or in part, by the holder hereof in person or by the holder's duly authorized attorney, upon surrender of this Option properly endorsed to any person or entity who represents in writing that it is a Permitted Transferee who is acquiring the Option for investment and without any view to the sale or other distribution thereof and who is simultaneously acquiring sufficient shares of Series B and Series C Convertible Preferred Stock of Fieldworks to exercise this Option. Each holder of this Option, by taking or holding the same, consents and agrees that the bearer of this Option, when endorsed, may be treated by the Company and all other persons dealing with this Option as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Option, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes. For purposes of this Agreement, "Permitted Transferee" shall mean
(a) any corporation, partnership or limited liability company all of the outstanding securities and other interests of which are owned by the Purchaser, or (b) any person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the Purchaser.

  9.  Conditions to Closing.  Closing of the transactions contemplated by this
      ---------------------
Option is subject to the following conditions:

      (a) Fieldworks shall have obtained from its shareholders all approvals necessary to permit the Fieldworks Shares to be transferred to the Company pursuant to this Option, and to the extent required, to permit the securities issued to the Company pursuant to the FWRX Agreement to be voted by the Company, and to be free from restrictions on transfer, in accordance with Section 302A.671 of the Minnesota Business Corporation Act;

      (b) the Company and Fieldworks shall have received notice of the termination of all waiting periods required, if any, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), in connection with the transactions contemplated by FWRX Agreement and this Option ;

      (c) The Company shall have received a satisfactory valuation with respect to the exchange ratio of the Fieldworks Shares for the Kontron Shares in accordance with the provisions of Section 183 of the Stock Corporation Act of Germany; and

      (d) The transactions contemplated by the FWRX Agreement, including the purchase of capital stock of Fieldworks pursuant to the FWRX Agreement, shall close simultaneously with those contemplated hereby and all conditions to such closings shall have been satisfied or waived by the parties entitled to waive them.

   10. Transferability of Shares. The Company does not believe that the Kontron
       -------------------------
Shares will be subject to any restrictions on transferability upon issuance to the Holder. However, to the extent that the transferability of the Shares is restricted by the applicable securities laws of Germany, the Company shall cause such restrictions to be removed prior to February 2001, and the Kontron Shares shall be freely transferable on the Neuer Markt of the Frankfurter Wertpapierborse by the Holder at that time.

   11. Notices. All demands and notices to be given hereunder shall be delivered
       -------
or sent by first class mail, postage prepaid; in the case of the Company, addressed as follows:

       Kontron Embedded Computers AG
       Oskar-von-Miller-Strabe 1, 85386
       Eching, Germany

With a copy (which shall not constitute notice) to

       Olshan Grundman Frome Rosenzweig & Wolosky LLP
       505 Park Avenue, 16th Floor
       New York, New York 10022
       Attn:  David J. Adler, Esq.

until a new address shall have been substituted by like notice; and in the case of the Holder, addressed to the Holder at the address written below, until a new address shall have been substituted by like notice.

       Industrial-Works Holding Co. LLC
       c/o Glenmount International
       19200 Von Karman Avenue, Suite 400
       Irvine, California 92612

       12.  Governing Law. This Option shall be construed and enforced in
            -------------
accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware without reference to the conflicts of laws provisions thereof.

       13.  Termination. This Option, and the rights and obligations of the
            -----------
parties hereunder, shall terminate and be of no further force and effect upon the occurrence of any of the following:

            (a) the failure of Fieldworks to obtain all necessary shareholder approval as set forth in Section 9(a), above on or before November 15, 2000;

            (b) the failure of Fieldworks and the Company to obtain the required notices of expiration of waiting periods pursuant to the HSR Act, as described in Section 9(b), above on or before November 15, 2000;

            (c) failure of the Closing to have occurred on or before November 15, 2000, provided that the party seeking to terminate this Option is not then in breach of any of its material obligations under this Option; or

            (d) either of the parties hereto becomes subject to a final and non-applicable court order prohibiting the transactions contemplated this Option.

       14.  Entire Agreement and Amendment.  This Option and the FWRX Agreement
            ------------------------------
constitute the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes all prior oral or written agreements, if any, between the parties hereto with respect to such subject matter and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder. Any amendments hereto or modifications hereof must be made in writing and executed by each of the parties hereto.

[The remainder of this page intentionally is left blank, signature page follows]

                         [SIGNATURE PAGE TO PUT OPTION]

     IN WITNESS WHEREOF, the Company has caused this Option to be executed and delivered by a duly authorized officer.

     Dated:  June 29, 2000

                                         KONTRON EMBEDDED COMPUTERS AG


                                         By ________________________



                                         By ________________________


Name and Address of Holder:

Industrial-Works Holding Co., LLC
19200 Von Karman Avenue, Suite 400
Irvine, California 92612

                  OPTION EXERCISE AND CONTRIBUTION AGREEMENT

               (To be signed only upon exercise of this Option)

     The undersigned, the Holder of the foregoing Option, hereby irrevocably elects to exercise the purchase right represented by such Option for, and to purchase thereunder, 60,000 no par bearer shares of Kontron Embedded Computers AG ("Kontron"; the "Kontron Shares"), to which such Option relates and herewith makes payment therefor by contributing to the capital of Kontron 2,428,600 shares of Series B Preferred Stock and 285,700 shares of Series C Preferred Stock of Fieldworks, Incorporated ("Fieldworks"; the "Contributed Shares"), and are represented by the following certificates:

         Class/Series                Certificate          Number of
           of Shares                   Number              Shares
         ------------                -----------          ---------




     Title to the Contributed Shares shall not pass to Kontron unless and until the Kontron Shares are properly registered in Kontron's Commercial Register pursuant to the Stock Corporation Act of Germany. Upon fulfillment of all conditions necessary to issue the Kontron Shares to the Holder, the Holder requests that the certificates for the Kontron Shares be issued in the name of, and be delivered to ______________, whose address is set forth below the signature of the undersigned.

     The undersigned undertakes to execute such documents as may be needed under German law to contribute the Contributed Shares and subscribe for the Kontron Shares.

                                    Industrial-Works Holding Co., LLC

     Dated:  ________________       By:______________________________

     ________________________

     ________________________

     ________________________

     ________________________
Please print name and address for delivery

                                   ASSIGNMENT

                (To be signed only upon transfer of this Option)

     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto __________________ the right represented by the foregoing option to purchase no par bearer shares of Kontron Embedded Computers AG ("Kontron"), and appoints _____________ attorney to transfer such right on the books of Kontron, with full power of substitution in the premises.

     Dated: ________________   Industrial-Works Holding Co., LLC

                               By:______________________________


     _______________________


     _______________________


     _______________________
     Please print name and address for delivery

                                   EXHIBIT 1


          1. IWHC is duly incorporated, validly existing and in good standing under the laws of the State of Delaware with power and authority to execute and deliver the Transaction Documents and perform its obligations thereunder.

          2. Each of the Transaction Documents has been duly authorized, executed and delivered by IWHC and is a valid and binding obligation of IWHC, enforceable against it in accordance with its terms.

          3. Neither the execution and delivery by IWHC of the Transaction Documents nor the performance of its obligations thereunder will (a) result in the violation of (i) any federal or Delaware statute or regulation applicable to or (ii) any order or decree known to us of any court or governmental authority binding upon IWHC or its property, (b) conflict with the IWHC's Articles of Formation or Operating Agreement.

          4. No registration with or approval by any federal or state governmental agency is required of IWHC in connection with the execution and delivery or the performance of the Transaction Documents to which it is a party.

          5. The Series B Stock and the Series C Stock is owned of record by IWHC and the delivery to Kontron at Closing of the certificates representing the Series B Stock and Series C Stock, upon payment in accordance with the Agreement, conveys and transfers title to the Series B Stock and Series C Stock [assumptions].

                                   EXHIBIT 2



          1. Kontron is duly incorporated, validly existing and in good standing under the laws of Germany with corporate power and authority to execute and deliver the Option and perform its obligations thereunder.

          2. The Option has been duly authorized, executed and delivered by Kontron and is a valid and binding obligation of Kontron, enforceable against it in accordance with it terms.

          3. Kontron has taken action to issue 60,000 shares of Common Stock in connection with the exercise of the Option. Assuming the representations and warranties made by Purchaser in the Certificate are true and correct, the offer and sale of the Kontron Shares to Purchaser are exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act").

          4. Neither the execution and delivery by Kontron of the Option nor the performance of its obligations thereunder will (a) result in the violation of
(i) any German regulation applicable to Kontron or (ii) any order or decree known to us of any court or governmental authority binding upon Kontron or its property, (b) conflict with Kontron's Articles of Incorporation or statutes.

          5. The Kontron Shares have been validly authorized, duly issued, and are fully paid and non-assessable, and the delivery to Purchaser at Closing of the certificates representing the Kontron Shares conveys and transfers to Purchaser, good title to the Kontron Shares, [and after February 1, 2001, will be] [German counsel to conform to facts at Closing] free and clear of restrictions or conditions to transfer or assignment under the applicable securities laws of Germany.

                         KONTRON EMBEDDED COMPUTERS AG
                          Oskar-von-Miller Strasse 1
                             85386 Eching, Germany

                                August 16, 2000


Industrial-Works Holding Co., LLC
19200 Von Karman Avenue, Suite 400
Irvine, CA 92612

Gentlemen:

          Re:  Amendment to Option to Purchase Bearer Shares of Kontron
               --------------------------------------------------------

This letter confirms our agreement with respect to the amendment of the Option to Purchase dated as of June 29, 2000 (the "Second Option"), issued by Kontron Embedded Computers AG (the "Company") in favor of Industrial-Works Holding Co., LLC ("Holder"). Terms used but not defined herein are used as defined in the Second Option.

     1.   Title of Second Option. The title of the Second Option is hereby
          ----------------------
          amended in its entirety to read as follows:

                              OPTION TO PURCHASE
                             62,000 BEARER SHARES
                               WITHOUT PAR VALUE

     2.   Increase in Number of Kontron Shares and FieldWorks Shares.  The first
          ----------------------------------------------------------
          preliminary paragraph of the Second Option is hereby amended in its entirety to read as follows:


          This Option is issued for value received, in consideration of the execution and delivery of that certain Purchase and Option Agreement, dated as of June 29, 2000 (the "FWRX Agreement") by and among, Fieldworks, Incorporated, a Minnesota corporation ("Fieldworks"), FWRKS Acquisition Corp., a wholly owned subsidiary of Kontron Embedded Computers AG, the issuer of this Option, Industrial-Works Holding Co., LLC, a Delaware limited liability company ("Purchaser"). Purchaser for such consideration and its successors or permitted assigns ("Holder"), is entitled to purchase from Kontron Embedded Computers AG, a German corporation (the "Company"), 62,000 fully paid and nonassessable no par bearer shares of the Company (the "Kontron Shares"; the "Company Stock"), in exchange for a number of shares of Series B Convertible Preferred Stock of Fieldworks and Series C Convertible Preferred Stock of Fieldworks held by the Purchaser, which preferred shares are convertible into an aggregate of 3,400,000 shares of common stock of Fieldworks (collectively, the "Fieldworks Shares"; the "Exercise Price").

     3.   Partial Exercise; Extension Expiration Date.  The second preliminary
          -------------------------------------------
          paragraph of the Second Option is hereby amended in its entirety to read as follows: This Option may be exercised with respect to 42,000 Kontron Shares after October 1, 2000 and prior to the Closing Date (the "First Exercise"), and with respect to the remaining 20,000 Kontron Shares on the Closing Date (the "Second Exercise"). The Exercise Price shall be allocated between the First Exercise and the Second Exercise in a manner consistent with the allocation of Kontron Shares between the First Exercise and the Second Exercise. If the transactions contemplated by the FWRX Agreement fail to close on or before February 15, 2001, or if this Option is not exercised on or prior to the Closing Date of such transactions (as defined in the FWRX Agreement)(the "Closing Date"), this Option shall expire and shall become null and void.

     4.   Notice of Exercise. Section 1 of the Second Option is hereby amended
          ------------------
          in its entirety to read as follows: If the Holder elects to exercise its rights under this Option, the Holder shall provide notice to the Company after October 1, 2000 and on or prior to the Closing Date of its irrevocable intent to exercise this Option in accordance with the procedures described below (the "Notice"), which Notice shall state whether it refers to the First Exercise or the Second Exercise. Once given, the Notice shall be irrevocable, and, subject to Section 9, shall create a binding obligation upon the Holder to transfer the Fieldworks Shares specified in the Notice to the Company, and upon the Company to issue the Kontron Shares to the Holder in exchange for such Fieldworks Shares. Upon giving Notice to the Company, the Holder may not take any action to transfer, pledge, or otherwise encumber or dispose of, the Fieldworks Shares subject to the notice except in connection with this Option, unless the transactions contemplated hereby fail to close.

     5.   Exercise. Section 2 of the Second Option is hereby amended in its
          --------
          entirety to read as follows: Following delivery of a Notice, the rights represented by this Option and such Notice shall be exercised by the Holder, for the number of the Kontron Shares specified therein, by delivery to the Company (or its designated representative) on the date of exercise with respect to the First Exercise, and on the Closing Date with respect to the Second Exercise, of payment to the Company in the form of one or more stock certificates representing the Fieldworks Shares, with stock powers properly endorsed and signatures guaranteed, in full payment of the Exercise Price for the Kontron Shares. The Kontron Shares shall be deemed to be issued as of the close of business on the date of exercise with respect to the First Exercise, and on the Closing Date with respect to the Second Exercise. Certificates for the Kontron Shares shall be delivered to Holder on the later of the date such Kontron Shares are deemed to be issued and the time Holder delivers the certificates representing the Exercise Price. If not delivered within such time, such certificates shall at Holder's option be replaced by cash having a value equal to the greatest value of the Kontron Shares in the period from date such Kontron Shares are deemed to be issued to the date three days after the Closing Date or, if later, February 28, 2001 (the "Cash Value"). Holder may, in lieu thereof, require specific performance of Kontron's obligation to deliver the Kontron Shares; and Holder, in its sole discretion, may require that Kontron deliver a bank guarantee from a major institutional bank satisfactory to Holder that guarantees Holder that it will receive the Cash Value on March 1, 2001, if Kontron has not delivered the certificates for the Kontron Shares on or before February 28, 2001.

     6.   Conditions to Closing. Section 9 of the Second Option is hereby
          ---------------------
          amended to-of the Option is not subject to the conditions specified therein, but that the closing of the transaction contemplated by the Second Exercise of the Option is subject to the conditions specified therein.

     7.   Termination. Section 13 of the Second Option is hereby amended to
          -----------
          extend the November 15, 2000 dates therein to February 15, 2001.

     8.   Entire Agreement. This letter agreement supplements the existing
          ----------------
          Second Option, which shall continue to remain in full force and effect except as amended hereby.

     9.   Binding Effect. Upon execution of this letter agreement by each of the
          --------------
          parties hereto, this letter shall constitute and create, and shall be deemed to constitute and create, legally binding and enforceable obligations on the part of each party to this letter.

If the foregoing terms and conditions are acceptable to you, please so indicate by signing and returning this letter.

                              Very truly yours,

                              KONTRON EMBEDDED COMPUTERS AG



                              By:___________________________________________
                                Hannes Niederhauser
                                President and Member of Management Board



                              By:______________________________________________
                                Rudi Wieczorek
                                Chief Technical Officer and
                                Member of Management Board

AGREED TO AND ACCEPTED:

INDUSTRIAL-WORKS HOLDING CO., LLC


By:______________________________
     Michael E. Johnson
     Authorized Signatory